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                                                                    Exhibit 99.1

[VERSO TECHNOLOGIES LOGO]

400 Galleria Parkway
Suite 300
Atlanta, GA  30339

INVESTOR RELATIONS CONTACT                           MEDIA CONTACT:
Jennifer L. Pepper                                   Mary Frances Jones
Director of Investor Relations                       Director of Marketing
Verso Technologies, Inc.                             Verso Technologies, Inc.
678-589-3579                                         678-589-3575
jennifer.pepper@verso.com                            maryfrances.jones@verso.com


FINAL

                       VERSO TO ACQUIRE MCK COMMUNICATIONS
           Acquisition synergistic to Verso Enterprise Solutions Group
                Strengthens balance sheet with $7.5 million cash

ATLANTA- (April 22, 2003)- Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, today announced that it has signed a definitive merger agreement for the acquisition of MCK Communications, Inc. (Nasdaq: MCKC). MCK Communications, Inc. ("MCK"), based in Needham, Massachusetts, develops and markets distributed voice solutions which provide enterprises with cost-effective remote office communications solutions and the ability to migrate to next-generation environments. The MCK products and customer base are complementary to the Verso Enterprise Solutions Group, which includes the company's NetPerformer(TM) VoIP (Voice over Internet Protocol) gateway solutions as well as the company's Telemate call accounting and NetSpective(TM) webfilter solutions.

In the merger, the MCK security holders will be entitled to receive approximately 20 million shares of Verso common stock which was valued at $13 million based on the volume weighted average closing price per share of Verso common stock as reported on the Nasdaq Small Cap Market for the twenty trading day period beginning March 19, 2003 and ending April 15, 2003.

For the third quarter ended January 31, 2003, MCK had revenues of $3.2 million. As of January 31, 2003, MCK had $41.8 million in cash and cash equivalents, of which approximately $27 million to $29 million is estimated by MCK to be distributed to MCK
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shareholders in the form of a cash dividend prior to the closing of the transaction. As part of the agreement, Verso will add $7.5 million in cash to its balance sheet as a result of the acquisition. The $7.5 million excludes up to an additional $2.3 million in cash that Verso will receive in the transaction to fund certain liabilities. With the consummation of the merger, cash flow from MCK's operations is expected to be positive.

Steve Odom, Verso's chairman and chief executive officer commented, "We believe that there are significant product and distribution synergies between the two companies. With the addition of MCK, Verso would be able to provide a more complete, next generation solution for the enterprise."

Odom continued, "For example, the MCK products are targeted towards multi-location companies seeking to leverage their substantial investment in headquarter's PBX (Private Branch Exchange). By installing MCK's EXTender products in a remote office, a company extends the functionality of the corporate PBX while eliminating the expense of a low-end key system. Adding Verso's NetPerformer(TM) VoIP gateway to the solution enables a company to use an existing IP connection, already installed for data traffic, to inexpensively transport remote voice traffic to and from other company locations. Further, Verso's NetReporter(TM) provides a powerful management tool for centralized tracking of all voice and data usage. The combined solution would cost-effectively enable customers to provide IP-based, converged voice and data networks to remote locations that can be managed and administered from a central corporate location."

The MCK acquisition will be accounted for as a purchase, and the expected third quarter closing is subject to approval by both Verso and MCK shareholders, regulatory approvals and other customary closing conditions. Verso will prepare a registration statement with respect to shares of its common stock to be issued in connection with the transaction.

ABOUT VERSO TECHNOLOGIES

Verso Technologies provides integrated switching and solutions for communications service providers who want to develop IP-based services with PSTN scalability and quality of service. Verso's unique, end-to-end native SS7 capability enables customers to leverage their existing PSTN investments by ensuring carrier-to-carrier interoperability and rich billing features. Verso's complete VoIP migration solutions include state of the art hardware and software, OSS integration, the industry's most widely used applications and technical training and support. For more information about Verso Technologies, contact the company at www.verso.com or by calling 678.589.3500.

ABOUT MCK COMMUNICATIONS

MCK Communications develops and markets distributed voice solutions that cost-effectively create a more open and interconnected business telephony environment which
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provides enterprises with extended business reach, lowered communications costs and options for flexible migration to next-generation environments while empowering individuals with portable business telephony. With more than 400,000 ports shipped worldwide, ISO-9001-certified, MCK partners with such industry leaders as Alcatel, Anixter, Avaya, BellSouth, Catalyst Telecom, Ericsson, GBH Distributing, Iwatsu, Nortel, NEC, Infrontia (formerly Nitsuko), Panasonic, Toshiba, SBC, Sprint, Verizon and Voda One Corp and Westcon. Headquartered in Needham, Massachusetts, the company has an R&D facility in Calgary, Alberta and field offices throughout the U.S., Canada and the U.K.